Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-258416) on Form S-8 of Immuneering Corporation of our report dated March 10, 2022, relating to the consolidated financial statements of Immuneering Corporation and subsidiaries, appearing in this Annual Report on Form 10-K of Immuneering Corporation for the year ended December 31, 2021.

/s/ RSM US LLP

Boston, Massachusetts

March 10, 2022